UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. ___)

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☐	Soliciting Material Pursuant to § 240.14a-12

VASCULAR SOLUTIONS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Shareholder:

You are cordially invited to attend the 2014 annual meeting of shareholders of Vascular Solutions, Inc., which will be held at the Crowne Plaza Hotel Minneapolis West, 3131 Campus Drive, Plymouth, Minnesota beginning at 1:30 p.m. on Wednesday, April 30, 2014.

This booklet contains your official notice of the 2014 annual meeting of shareholders and a proxy statement that includes information about matters to be acted upon at the annual meeting.  Officers and directors of Vascular Solutions, Inc. will be at the meeting to review the company’s operations and to answer questions and discuss matters that may properly arise.

Whether or not you plan to attend the annual meeting, please complete, sign, date and mail the enclosed proxy card promptly.  If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card.

I sincerely hope that you will be able to attend our annual meeting to review the past year and our future plans.

Sincerely,

Howard C. Root
Chief Executive Officer

March 28, 2014

VASCULAR SOLUTIONS, INC.
6464 Sycamore Court North
Minneapolis, Minnesota 55369

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 30, 2014

The 2014 annual meeting of the shareholders of Vascular Solutions, Inc., a Minnesota corporation, will be held at the Crowne Plaza Hotel Minneapolis West, 3131 Campus Drive, Plymouth, Minnesota, beginning at 1:30 p.m. on Wednesday, April 30, 2014 for the following purposes:

1.    To elect seven directors to serve on the Board of Directors for a term of one year and until their successors are duly elected and qualified.

2.    To approve the Vascular Solutions, Inc. 2014 Qualified Performance-Based Compensation Plan.

3.    To hold an advisory vote on the compensation of our named executive officers disclosed in this proxy statement.

4.    To ratify the appointment of Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm for the year ending December 31, 2014.

5.    To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends that an affirmative vote be cast FOR all of the director nominees, FOR approval of the Vascular Solutions, Inc. 2014 Qualified Performance-Based Compensation Plan, FOR approval of the compensation of our named executive officers and FOR ratification of the independent registered public accounting firm.

Only holders of record of common stock at the close of business on March 10, 2014 will be entitled to notice of and to vote at the annual meeting or any adjournment thereof.  It is important that your shares of common stock be represented at the annual meeting.  You are urged to complete, sign and date the accompanying proxy card, which is solicited by the Board of Directors of Vascular Solutions, and mail it promptly in the enclosed envelope.  Your proxy will not be used if you attend the annual meeting and vote in person.  If you wish to attend the meeting to vote in person and need directions, please contact Vascular Solutions’ investor relations at 763.656.4300 or investorrelations@vasc.com.

By Order of the Board of Directors

James Hennen
Secretary

March 28, 2014

IMPORTANT:  PLEASE RETURN EACH PROXY CARD SENT TO YOU.

PROXY STATEMENT

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PROXY STATEMENT

This proxy statement is provided in connection with the 2014 annual meeting of shareholders of Vascular Solutions, Inc. and any adjournment or postponement of the meeting.  The accompanying proxy is solicited by our Board of Directors.  This proxy statement and the accompanying form of proxy are first being sent or given to shareholders on or about March 28, 2014.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Record Date; Shareholders Entitled to Vote; Quorum

Holders of record of the shares of our common stock at the close of business on March 10, 2014, will be entitled to vote on all matters at the annual meeting.  Each share of common stock will be entitled to one vote, and there is no cumulative voting.  On March 10, 2014, a total of 17,126,994 shares of common stock were outstanding.  A majority of the voting power of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will be required to constitute a quorum for the annual meeting.

Voting Your Shares

Our Board of Directors is soliciting proxies from our shareholders.  By completing and returning the accompanying proxy, you will be authorizing Howard Root and James Hennen to vote your shares.  If your proxy is properly signed and dated, it will be voted as you direct.  If you attend the annual meeting in person, you may vote your shares by completing a ballot at the meeting.

Changing Your Vote by Revoking Your Proxy

Your proxy may be revoked at any time before it is voted at the annual meeting by (1) giving notice of revocation, in writing, to our Corporate Secretary at the address shown on page 32 of this proxy statement so that it is received by April 29, 2014, (2) execution of a later dated proxy or (3) attending and voting at the annual meeting.

How Proxies Are Counted

If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares will be voted FOR each of the director nominees, FOR approval of the Vascular Solutions, Inc. 2014 Qualified Performance-Based Compensation Plan, FOR approval of the compensation of our named executive officers and FOR ratification of the independent registered public accounting firm.  Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspectors appointed for the annual meeting.

Shares voted as abstentions on any matter (or a “withhold vote for” as to directors) will be counted for purposes of determining the presence of a quorum at the annual meeting and treated as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which a shareholder has abstained.  Abstentions will have no effect on the election of directors, but will have the same effect as a vote “against” the other proposals.

Broker “non-votes” will be counted for purposes of determining the presence of a quorum at the annual meeting, however, broker “non-votes” on any matter will not be considered as present and entitled to vote for purposes of determining the approval of such matter.  Under the rules of the New York Stock Exchange, brokers do not have discretionary authority to vote with respect to the election of directors, approval of the Vascular Solutions, Inc. 2014 Qualified Performance-Based Compensation Plan or the advisory vote on the compensation of our named executive officers.

Our Board of Directors knows of no other matters to be presented for action at the annual meeting other than those set forth herein.  If any other matters properly come before the annual meeting, however, the persons named in the proxy will vote on such other matters and/or for other nominees in accordance with their best judgment.  This includes a motion to adjourn or postpone the annual meeting to solicit additional proxies.

Cost of Solicitation

All expenses in connection with this solicitation will be paid by Vascular Solutions, Inc.  Our officers, directors and regular employees, who will receive no extra compensation for their services, may solicit proxies by telephone or electronic transmission.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held on April 30, 2014:
This Proxy Statement and our 2013 Annual Report are available at www.vasc.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 28, 2014 by each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of our common stock, each of our directors and nominees for director, each of our executive officers named in the Summary Compensation Table below and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”).  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock under options held by that person that are currently exercisable or exercisable within 60 days of February 28, 2014 are considered outstanding.  These shares, however, are not considered outstanding when computing the percentage ownership of each other person.  The number of shares subject to options that each beneficial owner has the right to acquire within 60 days of February 28, 2014 is described in the footnotes to the table.

Except as indicated in the footnotes to this table, each shareholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them, and the shares beneficially owned by our directors and executive officers are not subject to any pledge.  Percentage of ownership is based on 17,089,611 shares of common stock outstanding on February 28, 2014.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Directors and executive officers
Howard Root	625,990		3.6%
Richard Nigon	138,687	(2)	*
Jorge Saucedo	86,687		*
Charmaine Sutton	60,922		*
Carrie Powers	52,984		*
James Hennen	50,151		*
John Erb	42,785		*
William Rutstein	38,425		*
Martin Emerson	34,687		*
Paul O’Connell	4,687		*
Richard Kramp	4,687		*
All directors and executive officers as a group (11 persons)	1,140,692	(3)	6.5%

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Other beneficial owners:

RBC Global Asset Management (U.S.) Inc. 100 South Fifth Street, Suite 2300 Minneapolis, Minnesota 55402	915,333	(4)	5.4%

Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	903,872	(5)	5.3%

*	Less than 1%

(1)	Includes the following shares subject to options exercisable within 60 days after February 28, 2014:

Name	Shares	Name	Shares	Name	Shares
Mr. Root	180,000	Mr. Saucedo	70,000	Mr. Emerson	30,000
Mr. Nigon	80,000	Mr. Erb	34,800

(2)	Includes 500 shares held by Mr. Nigon’s wife, of which Mr. Nigon disclaims beneficial ownership.

(3)	Includes 394,800 shares subject to options exercisable within 60 days after February 28, 2014.

(4)	The number of shares indicated is based on information reported to the SEC in a Schedule 13G filed by RBC Global Asset Management (U.S.) Inc. on February 10, 2014 and reflects beneficial ownership as of December 31, 2013. RBC Global Asset Management (U.S.) Inc. reports having shared dispositive power with respect to these shares and shared voting power with respect to 698,233 of these shares.

(5)	The number of shares indicated is based on information reported to the SEC in a Schedule 13G filed by Wellington Management Company, LLP on February 14, 2014 and reflects beneficial ownership as of December 31, 2013. Wellington Management Company, LLP reports having shared dispositive power with respect to these shares and shared voting power with respect to 717,599 of these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC.  Such executive officers, directors and greater than 10% beneficial owners are required by the regulations of the SEC to furnish us with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such reports furnished to us and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors and greater than 10% beneficial owners have been timely met.

PROPOSAL 1:
ELECTION OF DIRECTORS

Our Board of Directors currently has seven members, all of whom have been nominated for election to our Board of Directors at the 2014 annual meeting of shareholders to hold office for a term of one year and until their successors are duly elected and qualified (except in the case of earlier death, resignation or removal).  In the unlikely event that the nominees are unable to stand for election at the annual meeting, the persons named as proxies will vote for such other persons as the Board of Directors or proxies may designate.

Information regarding the nominees to the Board of Directors is set forth below.

John Erb, age 65, has served as our Chairman of the Board since May of 2011 and has been on our Board of Directors since October 2002.  Mr. Erb has over 30 years of experience in the medical device industry.  Mr. Erb is currently Chief Executive Officer of Cardia Access, Inc., a medical device company involved in developing new devices for the treatment of heart disease, a position he has held since February 2007.  During 2007, Mr. Erb served as Executive Chairman of the board of directors of CHF Solutions, Inc., a medical device company involved in the development, manufacturing and distribution of devices to treat congestive heart failure.  From 2001 through 2006, Mr. Erb was Chief Executive Officer of CHF Solutions, Inc.  Mr. Erb was President and Chief Executive Officer of IntraTherapeutics, Inc., a medical device company involved in the development, manufacturing and distribution of peripheral vascular stents from 1997 until it was acquired by Sulzer Medica in 2001.  Previously, Mr. Erb was Vice President of Worldwide Operations for Schneider Worldwide, a division of Pfizer, Inc.  Mr. Erb served as a director of SenoRx, Inc., a publicly-traded company, from December 2001 until it was acquired by C. R. Bard, Inc. in July 2010, and also served as a director of CryoCath Technologies Inc., a publicly-traded Canadian company, from October 2000 until it was acquired in December 2008.  Mr. Erb currently serves as a director of Sunshine Heart, Inc. and Osprey Medical, Inc., as well as a director of several private companies.  With over 30 years of experience in the medical device industry, including 14 years of experience serving as Chief Executive Officer of medical device companies,  Mr. Erb brings to our Board valuable business, management and leadership experience and a deep understanding of the challenges presented in growing a medical device company.  In addition, his role on the boards of SenoRx, Inc. and CryoCath Technologies Inc. has provided him with other public company board experience.  Through his position managing significant operations of a multi-national medical device company, Mr. Erb also brings to the Board valuable private company operational experience.

Richard Nigon, age 66, has served on our Board of Directors since November 2000.  Mr. Nigon is currently Senior Vice President of Cedar Point Capital, Inc., a private company that raises capital for early stage companies, where he has served since 2007.  From February 2001 until December 2006, Mr. Nigon was a Director of Equity Corporate Finance for Miller Johnson Steichen Kinnard (“MJSK”), a privately held investment firm.  In December 2006, MJSK was acquired by Stifel Nicolaus and Mr. Nigon became a Managing Director of Private Placements until May 2007.  From February 2000 to February 2001, Mr. Nigon served as the Chief Financial Officer of Dantis, Inc., a web hosting company.  Prior to joining Dantis, Mr. Nigon was employed by Ernst & Young, LLP from 1970 to 2000, where he served as partner from 1981 to 2000.  While at Ernst & Young, LLP, Mr. Nigon served as the Director of Ernst & Young’s Twin Cities Entrepreneurial Services Group and was the coordinating partner on several publicly-traded companies in the consumer retailing and manufacturing sectors.  Mr. Nigon is a director of Northern Technologies International Corporation and served on the board of directors of Virtual Radiologic Corporation from May 2007 until it was acquired in July 2010.  Mr. Nigon also serves as a director of several private companies.  Through his 30 years of service at Ernst & Young, LLP, Mr. Nigon brings to our Board extensive public accounting and auditing experience, including particular experience with emerging growth companies.  Mr. Nigon also brings to the Board a strong background in financial controls and reporting, financial management, financial analysis, SEC reporting requirements and mergers and acquisitions.  Mr. Nigon’s strategic planning expertise gained through his management and leadership roles at private investment firms also makes him well-suited to serve as a member of our Board of Directors.

Paul O’Connell, age 61, has served on our Board of Directors since January 2002.  In January of 2014, Mr. O’Connell became President of B. Braun CeGat, a genomic sequencing and diagnostic company providing services to clinicians and hospitals in the United States.  Since 2001, Mr. O’Connell has also been serving as President of B. Braun Interventional Systems, Inc., a wholly owned subsidiary of B. Braun Melsungen AG, a global supplier of products for anesthesia, intensive medicine, cardiology, extra corporeal blood treatment and surgery as well as services for hospitals, general practitioners and the homecare sector.  Mr. O’Connell was previously Vice President of the Vascular Interventional Products Group of B. Braun Medical, an international medical device company, from 1989 to 2001.  In addition, from 1999 through 2001, Mr. O’Connell provided marketing and technical support consulting services to medical device companies.  Mr. O’Connell was the owner of Sablier, a medical device company, from 1998 through 1999 where he developed new technologies for the treatment of thromboembolic diseases and for distal protection during carotid endarterectomy.  From 1993 through 1998, Mr. O’Connell was Vice President and General Manager of the Vena Tech division of B. Braun Medical, a medical device business he originally co-founded in 1988 and sold to B. Braun Medical in 1993.  Through more than 20 years of experience as the General Manager or President of growth-oriented medical device companies within cardiology and radiology fields of practice, Mr. O’Connell brings to our Board management and operational experience and valuable clinical experience related to our product focus areas.

Howard Root, age 53, has served as our Chief Executive Officer and a member of our Board of Directors since he co-founded Vascular Solutions in February 1997.  From 1990 to 1995, Mr. Root was employed by ATS Medical, Inc., a mechanical heart valve company, most recently as Vice President and General Counsel.  Prior to joining ATS Medical, Mr. Root practiced corporate law at the law firm of Dorsey & Whitney LLP for over five years, specializing in representing emerging growth companies.  As our Chief Executive Officer and a member of our Board of Directors since co-founding Vascular Solutions in 1997, and with over 20 years of experience in the medical device industry, Mr. Root brings to our Board a deep knowledge of Vascular Solutions, its operations and the medical device industry.  Through his prior legal practice, Mr. Root gained familiarity with a broad range of legal, regulatory, compliance and other corporate governance issues valuable to our Board of Directors.  Mr. Root also provides to the Board management’s views and perspectives on various matters.

Jorge Saucedo, age 50, has served on our Board of Directors since April 2006.  Dr. Saucedo is Division Head, Division of Cardiology and Co-Director of the Cardiovascular Institute at NorthShore University HealthSystem where he has served since June of 2013.  Prior to that, Dr. Saucedo was Professor of Medicine, Vice Chief, Clinical Affairs, Cardiovascular Section, and Director, Cardiac Catheterization Laboratories at the University of Oklahoma Health Sciences Center, where he served from 2002 to 2013.  Previously, from 1998 to 2002, Dr. Saucedo was Assistant Professor of Internal Medicine, and Director, Catheterization Laboratories at the University of Arkansas for Medical Sciences.  Dr. Saucedo’s post-graduate work includes fellowships in interventional cardiology at Washington Hospital Center in Washington, D.C. and the University of Michigan Hospitals, Ann Arbor as well as a cardiology fellowship at Instituto Nacional de Cardiologia “Ignacio Chávez,” Mexico City, Mexico.  Dr. Saucedo is board certified in internal medicine, cardiovascular diseases and interventional cardiology.  We believe Dr. Saucedo’s education, training and experience as an interventional cardiologist, which is the primary clinical user of our products, makes him well-suited to serve as a member of our Board of Directors.

Martin Emerson, age 50, has served on our Board of Directors since May 2010.  Mr. Emerson has served as President and Chief Executive Officer and director of Galil Medical, a medical device company focused on cryotherapy treatments, since April 2008.  He was the President and Chief Executive Officer and a director of American Medical Systems Holdings, Inc., a medical device company, from 2005 to January 2008, where he also served as the President and Chief Operating Officer from 2004 to 2005, the Executive Vice President of Global Sales and Marketing and Chief Operating Officer from 2003 to 2004, and the Vice President and the General Manager of International from 2000 to 2002.  Mr. Emerson has over 22 years of experience in the medical device industry.  He was the General Manager and Finance Director in Singapore for Boston Scientific Corporation from 1998 to 2000.  Mr. Emerson was the Vice President and Regional Financial Officer in Singapore for MasterCard International Incorporated from 1997 to 1998.  He also held management positions with Baxter International Inc. from 1985 to 1997, most recently as the Vice President of Finance of its European Hospital Business division in Brussels, Belgium.  Mr. Emerson is also a director of Wright Medical, a public company, and Incisive Surgical, a private company.  Through over 22 years of experience in the medical device industry, including service as Chief Executive Officer of public and private medical device companies, Mr. Emerson brings to our Board valuable business, management and leadership experience.  Through his positions at American Medical Systems Holdings, Inc., Mr. Emerson also brings to our Board extensive expertise and insight in the areas of public company operations, domestic and international medical device marketing and sales and international business.  Mr. Emerson’s finance experience and service on two other public company boards also make him well-suited to serve as a member of our Board of Directors.

Richard Kramp, age 68, has served on our Board of Directors since May 2013.  Most recently Mr. Kramp was the Chief Executive Officer and a director of Synovis Life Technologies, Inc., a diversified medical device company, from January 2007 to February 2012, when Synovis was purchased by Baxter International, Inc.  Mr. Kramp served as President of Synovis from June 2006 to January 2007, and from August 2004 to May 2006, he served as President and Chief Operating Officer of the former interventional business unit of Synovis.  Prior to joining Synovis, Mr. Kramp served as the President and Chief Operating Officer of Medical CV, Inc., a medical-device company, and before that, as its Vice President of New Product Development.  From 1988 to 2003, Mr. Kramp served as President and Chief Operating Officer, and then President and Chief Executive Officer, as well as a director of ATS Medical, Inc. (now part of Medtronic, Inc.).  From 1978 to 1988, Mr. Kramp held sales and marketing positions at St. Jude Medical, Inc., serving as Vice President of Sales and Marketing from 1981 to 1988.  From 1972 to 1978, Mr. Kramp held the positions of Design Engineer, Supervisor of Electrical Design with Cardiac Pacemakers, Inc. (now part of Boston Scientific, Inc.) and Territory Manager, then State Sales Manager (Illinois), with an independent rep company of Cardiac Pacemakers, Inc.  He is currently serving on the board of AUM Cardiovascular, a private, early stage medical device company and served on the board of Rochester Medical Corporation, a publicly held medical device company from January 2013 until its acquisition by C.R. Bard in November of 2013.  Through his CEO experience with Synovis and ATS Medical, Mr. Kramp brings to the Board valuable management and operational experience in the medical device industry. Mr. Kramp’s engineering and sales and marketing experience in the industry also make him a valuable addition to our Board.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

In accordance with Minnesota law, the nominees for election as directors at the 2014 annual meeting will be elected by a plurality of the votes cast at the meeting.  This means that since shareholders will be electing seven directors, the seven nominees receiving the highest number of votes will be elected.  The number of votes withheld from one or more director nominees will have no effect on the election of any director who is among the seven nominees receiving the highest number of votes FOR his/her election.  Proxies will be voted FOR the nominees unless otherwise specified.

CORPORATE GOVERNANCE

Board Leadership Structure

Historically we did not have a Chairman, a lead independent director or similar position that identified one member of the Board as having a leadership role among the directors.  In April 2011, the Board of Directors determined to create a new non-executive Chairman of the Board position and elected John Erb as non-executive Chairman of the Board, effective May 1, 2011.  The Chairman of the Board also serves as our Chairman of the Compensation Committee, our Chairman of the Nominating and Governance Committee and our Compliance Officer.  The Board took this step in order to create a lead independent director to enhance the Board’s risk oversight and other responsibilities, and to provide the Chief Executive Officer with an additional resource to assist in carrying out corporate governance activities and promote adherence to our Code of Business Ethics and Conduct.

The Chairman of the Board of Directors is responsible for leading the Board and providing management and direction to the effective performance of the Board’s responsibilities.  The Chairman of the Board acts in a participatory and advisory capacity to the Chief Executive Officer in both external and internal operations, with particular assistance on the evaluation and integration of Vascular Solutions’ strategic opportunities, recruitment of management and other functional areas as the company’s needs arise, upon the request of the Chief Executive Officer.  The Chairman would also serve as the interim successor in the event of the incapacity of the Chief Executive Officer.

Board Independence

The Board of Directors has determined that all of the current members of the Board are “independent” directors under the listing standards of the NASDAQ Stock Market LLC (“NASDAQ”), other than Mr. Root.  Mr. Root is not independent because he is employed by Vascular Solutions as our Chief Executive Officer.

In assessing the independence of our directors in 2013, our Board of Directors carefully considered all of the transactions, relationships and arrangements between Vascular Solutions and our independent directors or their affiliated companies.  This review was based primarily on responses of the directors to questions in a director and officer questionnaire regarding employment, business, familial, compensation and other relationships with Vascular Solutions and our management.  In assessing director independence, the Board of Directors considered our multi-year contract with B. Braun Medical, Inc. for the purchase of D-Stat Dry hemostatic bandages.  One of our directors, Mr. Paul O’Connell, is the president of a subsidiary of B. Braun Medical, as well as being the president of B. Braun CeGat.  B. Braun Medical is a large, multinational medical products company with over 5,000 employees worldwide.  In fiscal 2013, 2012, and 2011, Vascular Solutions sold $361,000, $451,000, and $504,000, respectively, of product to B. Braun Medical.  The Board determined that this relationship did not impair Mr. O’Connell’s independence because his indirect interest in this transaction between Vascular Solutions and B. Braun was not material, and the amounts involved were immaterial to Vascular Solutions and the B. Braun Medical subsidiary when compared to their annual gross revenues.  The Board determined that there was no transaction, relationship or arrangement between Vascular Solutions and our independent directors or the independent directors’ affiliated companies which could influence the director’s impartial judgment as a director of Vascular Solutions.

Meetings Attendance

Each of our directors is expected to make a reasonable effort to attend all meetings of the Board, applicable committee meetings and our annual meeting of shareholders.  During 2013, the Board of Directors held five meetings.  During 2013, each current director attended at least 75% of the total number of meetings of the Board of Directors and committees of the Board on which they served.  All of our directors attended our 2013 annual meeting of shareholders, except for Mr. O’Connell.

Board Committees

The Board of Directors has Nominating and Governance, Audit, and Compensation Committees, which are described below.  Each of the committees has adopted and operates under a written charter.  The charters can be found on our website at www.vasc.com by clicking under “Investor Relations.”  The following table provides membership information for each of our Board committees as of the date hereof.

Name	Nominating and Governance Committee	Audit Committee	Compensation Committee
John Erb	C		C
Martin Emerson			M
Richard Kramp	M
Richard Nigon		C
Paul O’Connell	M	M
Howard Root
Jorge Saucedo		M	M

C = Committee Chair                                                                      M = Committee Member

Nominating and Governance Committee

The Nominating and Governance Committee’s responsibilities include, among other things:

•	recommending to the Board a slate of director candidates for election by shareholders at each annual meeting of shareholders and nominees for any Board vacancies that occur between annual shareholder meetings;

•	determining qualification criteria for Board members and evaluating potential candidates in accordance with these criteria;

•	recommending qualified members of the Board for membership on Board committees;

•	reviewing the organizational structure of the Board and its committees and succession plans for members of management; and

•	overseeing the evaluation processes of the Board and its committees and all Code of Conduct and related compliance issues.

All of the Nominating and Governance Committee members meet the independence requirements of the NASDAQ listing standards.  The Nominating and Governance Committee held two meetings in 2013.

Audit Committee

The Audit Committee’s responsibilities include, among other things:

•	facilitating our relationship with our independent registered public accounting firm;

•	reviewing and assessing the performance of our accounting and finance personnel;

•	communicating to our Board of Directors the results of work performed by and issues raised by our independent registered public accounting firm and legal counsel; and

•	evaluating our management of assets and reviewing policies relating to asset management.

All of the Audit Committee members meet the independence and experience requirements of the NASDAQ listing standards and the SEC.  The Board has identified Richard Nigon as an audit committee financial expert under the rules of the SEC.  The Audit Committee held four meetings in 2013.

Compensation Committee

The Compensation Committee’s responsibilities include, among other things:

•	discharging the responsibilities of the Board of Directors with respect to the compensation of our executive officers and non-employee directors;

•	setting performance goals and objectives for the Chief Executive Officer and the other executive officers;

•	evaluating the performance of the Chief Executive Officer and the other executive officers with respect to goals; and

•	setting the compensation of the Chief Executive Officer and the other executive officers based upon the evaluation of their performance.

In evaluating executive officer pay, the Compensation Committee considers recommendations from our Chief Executive Officer and Director of Human Resources with respect to the goals and compensation of the executive officers.  The Compensation Committee assesses the information it receives in accordance with its business judgment.  All decisions with respect to executive officer compensation are reviewed by the Board of Directors and approved by the Compensation Committee.

All of the Compensation Committee members meet the independence requirements of the NASDAQ listing standards.  In addition, each Compensation Committee member is a “non-employee” director, as defined in the Exchange Act, and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code.  The Compensation Committee held three meetings during 2013.

Director Selection and Qualifications

The Board of Directors determines the slate of director nominees for election by shareholders based on recommendations by the Nominating and Governance Committee.  All director nominees approved by the Board and all individuals appointed to fill vacancies created between our annual meetings of shareholders are required to stand for election by our shareholders at the next annual meeting.

The Nominating and Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of Vascular Solutions at the time nominees are considered.  A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care.  Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of business, finance, international transactions and medical technologies.  In general, candidates will be preferred who hold an established executive level position in the medical field, finance, law, education, research or government.  The Nominating and Governance Committee will consider these criteria for nominees identified by the Board, by shareholders, or through some other source.  When current Board members are considered for nomination for re-election, the Nominating and Governance Committee also takes into consideration their prior Board contributions, performance and meeting attendance records.

The Nominating and Governance Committee will consider qualified candidates for possible nomination that are recommended by our shareholders.  Shareholders wishing to make such a recommendation may do so by sending the following information to the Board of Directors c/o Corporate Secretary, Vascular Solutions, Inc., 6464 Sycamore Court North, Minneapolis, MN 55369:  (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

The Nominating and Governance Committee conducts a process of making an assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other information.  The Nominating and Governance Committee considers diversity of professional experience, areas of expertise relevant to the company’s operations and demographic diversity as factors when identifying director nominees, but the Nominating and Governance Committee does not have a specific policy with regard to the consideration of diversity.  On the basis of information learned during the assessment process, the Nominating and Governance Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting.  The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

 No candidates for director nominations were recommended to the Nominating and Governance Committee by any shareholder in connection with the 2014 annual meeting.  Any shareholder desiring to recommend a director candidate for consideration by the Nominating and Governance Committee for our 2015 annual meeting must do so prior to November 30, 2014, in order to provide adequate time to duly consider the nominee.

Communications with the Board

We have a formal process for shareholder communications with the Board to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner.  Shareholders who wish to communicate with the Board of Directors may do so by writing to:  Vascular Solutions, Inc., Board of Directors, 6464 Sycamore Court North, Minneapolis, MN 55369.

Risk Oversight by the Board of Directors

The Board of Directors takes an active role in risk oversight related to the company and primarily administers its role during Board and Committee meetings.  During regular meetings of the Board of Directors, members of the Board discuss the operating results for each fiscal quarter with the director, vice president or senior vice president of each department.  These discussions allow the members of the Board of Directors to analyze any significant financial, operational, competitive, economic, regulatory and legal risks of our business model, as well as how effectively we implement our strategic and budgetary goals.  The independent members of the Board of Directors routinely meet without the presence of management to further discuss these topics.  If applicable, the Board of Directors will also discuss any Code of Business Ethics and Conduct issues with the Compliance Officer.

During regular Audit Committee meetings, Audit Committee members discuss the financial results for the most recent fiscal quarter with the independent auditors, Chief Financial Officer and Chief Executive Officer.  The Audit Committee also meets with and provides instruction to the independent auditors outside the presence of management.  These discussions allow the members of the Audit Committee to analyze any significant risks that could materially impact the financial health of our business.

The Compensation Committee oversees the company’s executive compensation arrangements, including the identification and management of risks that may arise from the company’s compensation policies and practices.  The Compensation Committee believes that the risks arising from the company’s executive compensation programs are not reasonably likely to have a material adverse effect on Vascular Solutions.  To further mitigate inherent risk there may be in our incentive and equity compensation programs, in 2013 the Compensation Committee recommended, and the Board of Directors adopted, an Executive Compensation Recoupment Policy.  The policy requires officers of the company to enter into an Executive Compensation Recoupment Agreement to receive incentive compensation or equity incentive awards after January 1, 2014.  The agreement provides for the company to recoup incentive compensation or equity awards based on a financial statement restatement or corporate or individual misconduct, as identified in the agreement.  The form of the agreement was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2013.

The Nominating and Governance Committee oversees risks associated with its areas of responsibility, including the risks associated with succession planning and corporate governance practices.

DIRECTOR COMPENSATION

To determine how appropriate the current level of compensation for our non-employee directors is, we have historically obtained data from a number of different sources including:

•	publicly available data for the companies in the Compensation Peer Group (as defined in “Overview of Compensation and Process” below);

•	survey data collected by our human resources department; and

•	information obtained directly from other companies.

The Compensation Committee is responsible for making recommendations to the Board of Directors regarding changes to the compensation of non-employee directors, and the Board of Directors approves any changes to non-employee director compensation.  The current compensation of non-employee directors was established by the Board of Directors effective as of July 1, 2012 and was reviewed by the Compensation Committee without change in November of 2013.  The Compensation Committee did not engage a compensation consultant to help in the determination of director compensation for 2013.

Set forth below are schedules of the cash fees paid to our non-employee directors, other than the Chairman of the Board, as of the end of 2013. In lieu of these cash fees, the Chairman of the Board is paid a monthly cash retainer of $10,000.

Annual Retainers	($)

Board Members	20,000
Audit Committee:
Chair	10,000
Members	3,000
Compensation Committee:
Chair	8,000
Members	1,000
Nominating and Governance Committee:
Chair	4,000
Members	1,000

Meeting Fees	In Person ($)	Telephonic ($)

Board	2,000	500
Audit Committee:
Chair	1,000	500
Members	500	500
Compensation Committee:
Chair	1,000	1,000
Members	1,000	500
Nominating and Governance Committee:
Chair	1,000	1,000
Members	500	500

Each of our non-employee directors receives a restricted share award each year worth $75,000 on the date of his initial election or re-election to the Board of Directors at the annual meeting of shareholders.  The number of shares subject to the award is determined based on the closing share price on the date of the annual shareholder meeting.  The shares subject to the award vest fully on the first anniversary of the date of grant, with accelerated vesting upon a change of control.  We also reimburse directors for out-of-pocket expenses incurred in attending board meetings and necessary business expenses.

Directors who are also our employees do not receive cash or equity compensation for services on the Board of Directors in addition to compensation payable for their services as an employee of Vascular Solutions.
2013 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock and Option Awards ($)(1)(2)	Total ($)
John Erb	120,000	75,000	195,000
Martin Emerson	35,000	75,000	110,000
Richard Kramp	17,000	75,000	92,000
Richard Nigon	42,500	75,000	117,500
Paul O’Connell	35,500	75,000	110,500
Jorge Saucedo	38,000	75,000	113,000

(1)	These amounts are calculated based on the aggregate grant date fair value computed in accordance with ASC Topic 718. The assumptions used to determine this grant date fair value can be found in Footnote 2 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. At the May 3, 2013 meeting, each non-employee director was granted a restricted stock award of 4,687 shares, which vests 100% upon the one-year anniversary of the date of grant. The grant date fair value of this non-employee director restricted stock award grant was determined based on a $16.00 per share fair market value on the grant date, May 3, 2013.

(2)	Our non-employee directors owned the following number of stock options at December 31, 2013: John Erb, 40,000 options; Martin Emerson, 30,000 options; Richard Nigon, 90,000 options; and Jorge Saucedo, 70,000 options. Each non-employee director owned 4,687 unvested restricted stock awards at December 31, 2013.

RELATED PERSON TRANSACTION POLICY AND RELATED PERSON TRANSACTIONS

Related Person Transaction Policy

Our Code of Business Ethics and Conduct (the “Code”) provides that our Compliance Officer and the Chair of our Audit Committee are responsible for monitoring and reviewing all matters involving potential conflicts of interest, which include related person transactions.  The Code also provides that the prior approval of the Board of Directors or our Compliance Officer is required with respect to any such conflict of interest.  The Board of Directors has designated the Chairman of the Board as the Compliance Officer to ensure adherence to the Code.  While serving in this capacity, the Compliance Officer reports directly to the Board of Directors.  All directors, officers, and employees are required to read the Code and sign a compliance certificate.

Under the Code, our directors, officers, and employees are required to report, in person or in writing, any conflict of interest or related party transaction to either the Compliance Officer or the Chair of the Audit Committee.  Our Compliance Officer is authorized to investigate and determine an appropriate response for all matters arising under the Code including conflicts of interest and related party transactions.

In addition to the Code, in 2008 we adopted a written policy and procedures regarding transactions with related persons (“Related Party Policy”), which we amended in 2009.  The Related Party Policy addresses our policies, procedures, and standards for review or ratification of any transaction with a related party required to be reported in our company’s filings with the SEC (“Covered Transaction”).  Pursuant to the Related Party Policy, the members of the Audit Committee are responsible for reviewing and approving Covered Transactions, using such processes and information that they deem reasonable in light of the circumstances to determine if the Covered Transaction is fair and reasonable and on terms no less favorable than could be obtained in a comparable arm’s length transaction with an unrelated party.

Related Person Transactions

During 2013, we did not participate in any transaction in which a related party had a direct or indirect material interest that was required to be disclosed under the rules of the SEC.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We are committed to attracting, hiring and retaining an experienced management team that can successfully manufacture and sell our existing medical devices and develop new products.  The Compensation Committee believes that the most effective compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the company, and which aligns executives’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value.  The Compensation Committee evaluates both performance and compensation to ensure that the company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies.  Accordingly, the Compensation Committee believes executive compensation packages provided by the company to its executives should include both cash and stock-based compensation that reward performance as measured against established goals.

At our 2011 annual meeting of shareholders, we provided our shareholders with the opportunity to cast an advisory vote on the compensation paid to the named executive officers as described in the 2011 proxy statement (“say-on-pay”) and on the frequency with which we would hold such say-on-pay votes. A substantial majority of the votes cast on these proposals were voted in favor of the say-on-pay proposal and in favor of holding these votes every three years.  The Compensation Committee believes that this was an overall endorsement by the shareholders of our approach to executive compensation. At our 2014 annual meeting of shareholders, we will provide our shareholders with another opportunity to cast an advisory vote on the compensation paid to the named executive officers as described in this proxy statement.  The Compensation Committee will take into account the outcome of the 2014 vote when making compensation decisions for the named executive officers in the future.

Overview of Compensation and Process

The Compensation Committee has worked with management to design the current executive compensation programs, following the belief that compensation should reflect the value created for the shareholders while furthering the company’s strategic goals.  In doing so, the company instituted its compensation programs to achieve the following goals:

•	align the interests of management with those of shareholders;

•	provide fair and competitive compensation;

•	integrate compensation with the company’s business plans;

•	reward both business and individual performance; and

•	attract and retain key executives that are critical to the success of the company.

These objectives emphasize pay for performance by providing an incentive opportunity for at or above targeted performance.  The compensation package for each executive officer is comprised of three elements:  (i) base salary, which reflects individual performance and is designed primarily to be competitive with salary levels in the industry; (ii) bonus payments contingent upon specific corporate and individual objectives; and (iii) long-term stock-based incentive awards, which strengthen the mutuality of interests between the executive officers and our shareholders.  Except for bonus potential determined under the Executive Incentive Compensation Plan described below, there is no pre-established formula or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.

In 2013, the Board of Directors adopted an Executive Compensation Recoupment Policy.  The policy requires officers of the company to enter into an Executive Compensation Recoupment Agreement to receive incentive compensation or equity incentive awards after January 1, 2014.  The agreement provides for the company to recoup incentive compensation or equity awards based on a financial statement restatement or corporate or individual misconduct, as identified in the agreement.  The form of the agreement was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2013.  The agreements do not apply to any incentive compensation for periods prior to, or equity awards granted prior to, January 1, 2014.

Our Director of Human Resources administers the company’s compensation program for the executive officers named in the Summary Compensation Table in this proxy statement (the “named executive officers”).  As such, the Director of Human Resources prepared a report (the “Report”), with input from our Chief Executive Officer, which included recommendations for compensation for the other named executive officers.  The Report was submitted to the Compensation Committee for review and was used by the Compensation Committee to determine base salaries for 2013, determine incentive compensation under the Executive Incentive Compensation Plan, and to review previously granted equity awards and recommendations for future awards.  The Report included two compensation surveys.  The first survey, conducted by our human resources department, contained SEC proxy statement filings of the most comparable publicly held medical device companies which consisted of the following companies (the “Compensation Peer Group”):

Abiomed, Inc.	Endologix, Inc.	Natus Medical, Inc.
AngioDynamics, Inc.	Exactech, Inc.	Rochester Medical Corporation
AtriCure, Inc.	ICU Medical, Inc.	Spectranetics Corporation
Cardiovascular Systems, Inc.	IRIDEX Corporation	STAAR Surgical Company
Conceptus, Inc.	LeMaitre Vascular Inc.	Symmetry Medical Inc.
CryoLife, Inc.	Medical Action Industries Inc.	Synergetics USA, Inc.
DexCom, Inc.	Merit Medical Systems, Inc.

The second survey included in the Report, which was conducted by Mercer and entitled the 2012 Mercer SIRS Report on Executive Compensation in the Life Sciences Industry (the “Mercer Report”), included a summary of compensation received by certain executive officers in the medical device industry.  We did not benchmark against a specific company in the group described in the Mercer Report, but rather utilized the data from the Mercer Report as a general guide to market compensation levels in the medical device industry.  We did not engage an independent compensation consultant in determining recommendations for executive officer compensation for 2013.

In making compensation decisions, the Compensation Committee, at times, compares certain elements of total compensation against other comparable publicly traded companies in the same or related industry, including the companies in the Compensation Peer Group.  The Compensation Peer Group, which is annually reviewed and updated by the Compensation Committee, consists of companies the Compensation Committee believes are comparable in terms of revenue, number of employees, complexity of the business and company performance.  Such companies may have a similar number of employees, have comparable revenue levels or be headquartered in the State of Minnesota.

The Compensation Committee reviews the compensation paid to executives in the Compensation Peer Group and performance evaluations presented by management in determining the appropriate aggregate and individual compensation levels for the performance year.  In conducting its review, the Compensation Committee considers quantitative performance results of the company and the overall need of the organization to attract, retain and motivate the executive team.

Determining the Chief Executive Officer’s Compensation

The Compensation Committee approves the Chief Executive Officer’s total compensation package.  The Compensation Committee meets in executive session (without the Chief Executive Officer present) to approve the Chief Executive Officer’s base pay, annual incentive compensation and stock-based compensation, and generally bases its approval upon:

•	an evaluation of total compensation paid to chief executive officers in the Compensation Peer Group;

•	an evaluation of the Chief Executive Officer’s performance for the fiscal year conducted by the Compensation Committee;

•	an evaluation of the proposed total compensation of the Chief Executive Officer in comparison to the other executive officers; and

•	a comparison of the differential of total compensation paid to chief executive officers and executive officers in the Compensation Peer Group.

The evaluation is also based upon the Chief Executive Officer’s success in achieving his performance objectives which include financial, strategic and company culture/leadership goals.

Determining Compensation for the Named Executive Officers (Other than the Chief Executive Officer)

The Compensation Committee approves the total compensation (including salary, annual incentive compensation, and stock-based compensation) for the named executive officers other than the Chief Executive Officer based upon:

•	the executive’s scope of responsibilities;

•	market competitive assessment of similar roles within the Compensation Peer Group;

•	internal comparisons to the compensation of other executives, including the Chief Executive Officer;

•	oral evaluations of performance for the fiscal year, as submitted by the Chief Executive Officer; and

•	the Chief Executive Officer’s recommendations for each of the other named executive officer’s base pay, annual incentive compensation and stock-based compensation amounts.

Base Salaries

In addition to reviewing the salaries paid to executive officers in the Compensation Peer Group, the Compensation Committee analyzes each named executive officer’s individual performance during the prior year, the company’s overall performance during the prior year, and historical compensation levels within the executive officer group in determining base salaries.  Salaries are further based on experience level and time in the position, and are intended to be competitive with salaries paid to comparable executives in similar positions at other medical device companies within the Compensation Peer Group.  The Compensation Committee believes executive salaries must be sufficient to attract and retain key individuals.  The Compensation Committee does not use a set formula in determining base salaries nor does it set salaries based upon a certain percentage or range of salaries as compared to those executives in the Compensation Peer Group.  It is our policy not to pay our named executive officers at the highest salary level relative to the officer’s peers but rather to set his or her compensation on the basis of achieving corporate and individual goals, the value of the position within the company, the value that individual brings to the position, and historical compensation levels within our executive officer group.

For fiscal 2013, the named executive officers received base salary increases ranging from approximately 3.7% to 7.5%.  The Compensation Committee approved the following base salaries for each of the named executive officers for the fiscal years ended 2013 and 2012:

Name	2013 Base Salary	2012 Base Salary	Percentage Increase
Howard Root	$500,000	$465,000	7.5%
James Hennen	$265,000	$250,000	6.0%
Charmaine Sutton	$340,000	$325,000	4.6%
William Rutstein	$280,000	$270,000	3.7%
Carrie Powers	$250,000	$235,000	6.4%

Incentive Bonus Awards

The Compensation Committee is responsible for the administration of our Executive Incentive Compensation Plan, which was initially established by the Compensation Committee in 2000.  The purpose of the Executive Incentive Compensation Plan is to provide executive officers with the opportunity to earn annual incentive bonus awards which are commensurate with the company’s financial performance and the executive officer’s individual contributions to that performance, and which are competitive with companies in the Compensation Peer Group.

Under the Executive Incentive Compensation Plan, the Chief Executive Officer can earn a bonus of 50% of his base salary, Senior Vice Presidents can earn a bonus of 30% of their base salaries and other named executive officers can earn a bonus of 25% of their base salaries for achieving a target level of performance against corporate and individual objectives.  The Chief Executive Officer’s bonus is weighted 75% on corporate objectives and 25% on individual objectives, Senior Vice Presidents’ bonuses are weighted 60% on corporate objectives and 40% on individual objectives, and the other named executive officers’ bonuses are weighted 50% on corporate objectives and 50% on individual objectives.

At the beginning of each year, certain corporate, department and individual performance goals are set.  The corporate objectives are initially proposed by our Chief Executive Officer.  The Compensation Committee then reviews, revises and approves the corporate objectives.  The individual performance objectives are initially proposed by each named executive officer in consultation with the Chief Executive Officer.  The Compensation Committee then reviews, revises and approves the individual performance objectives.  The Compensation Committee assigns a target performance level for attainment of each corporate and individual objective, as well as a threshold performance level below 100% of the target level for any individual or corporate objective, and then determines an appropriate payout percentage for both scenarios.  The Compensation Committee may or may not include a performance level above 100% attainment of the corporate or individual objectives, and may also reserve the discretion to subjectively analyze any achievement in excess of an individual or corporate objective.  Under the Executive Incentive Compensation Plan, there is no guaranteed minimum payout, which means the minimum level of payout for any objective or all the objectives is zero.

Each fiscal quarter the Board of Directors reviews the performance of the company against the corporate objectives, and reviews the performance of each named executive officer against his or her individual objectives.  At the end of the fiscal year, the Compensation Committee determines overall individual achievement for each named executive officer by taking the achievement percentage for each individual objective, multiplying the achievement percentage by the weight given to each individual objective, and then totaling the individual percentages to obtain the overall percentage of individual objectives achieved.

As necessary, the Compensation Committee may modify or re-weigh the corporate objectives and/or individual objectives during the course of the fiscal year to reflect changes in the company’s business plan.  The Compensation Committee did not modify or re-weigh the corporate objectives in 2013 and no individual objective was modified in 2013.  Based upon results achieved, the named executive officers receive bonus awards in accordance with the following standards.

2013 Vascular Solutions Corporate Objectives

The following table outlines the 2013 corporate objectives set under the Executive Incentive Compensation Plan as well as the relative weightings assigned to each objective.

Vascular Solutions Corporate Objectives	Weight of Objective
(1) Achieve $108 million or more in net revenue in 2013	35%
(2) Attain 2013 earnings per share of at least $0.68	35%
(3) Launch five material new products by the forecasted month and achieve minimum revenue levels from the products	20%
(4) Commence an international feasibility clinical study for a new product by December 31, 2013	10%

For the first objective, we had to obtain revenue of at least $106 million for any payout, at which level the payout would be 50%, increasing by increments of 5% for every $200,000, up to 100% at $108 million, and then increasing by increments of 5% for every $1 million above $108 million, up to 125% at $113 million.  In 2013, Vascular Solutions reported net revenue of $110.5 million.  The Compensation Committee, therefore, determined that Vascular Solutions achieved a 110% payout for the first corporate objective.

For the second objective, we had to obtain earnings per share of at least $0.66, at which level the payout would be 50%, increasing by 25% for every $0.01 per share over $0.66 per share, up to 100% at earnings per share of $0.68, and then increasing by an additional 5% for every $0.01 over $0.68 per share, up to 125% at earnings per share of $0.73.  In 2013, Vascular Solutions reported earnings of $0.654 per fully diluted share.  The Compensation Committee elected to exclude the impact of $1,332,000 (pretax), or $0.054 per fully diluted share (after tax), of litigation expense from the determination of achievement of this objective due to the extraordinary nature of the expense.  Accordingly, the Compensation Committee determined that Vascular Solutions achieved a 115% payout for the second corporate objective, based on adjusted earnings per share of $0.71.

For the third objective, we had to launch at least three of the five products by targeted dates, and achieve minimum revenue levels from those products, at which level the payout would be 50%, increasing by 25% for each of the fourth and fifth products, with an additional 25% possible based on a subjective assessment of revenues from the five products in excess of the minimums and additional products launched.  In 2013, one product was launched by the forecasted month and achieved the minimum revenue level, resulting in a 0% payout for the third corporate objective.

For the fourth corporate objective, we had to commence an international feasibility clinical study for a new product by December 31, 2013, at which level the pay-out would be 100%, with an additional 25% possible for obtaining acceptable clinical results by December 31, 2013.  In 2013, the clinical study was not started, resulting in a 0% payout for the fourth corporate objective.

The following table summarizes the results of Vascular Solutions 2013 corporate objectives and the Compensation Committee’s determination of the achievement of those objectives as described above.

Vascular Solutions Corporate Objectives	Weight of Objective	Achievement of Objective	Total
(1) Achieve $108 million or more in net revenue in 2013	35%	110.0%	38.50%
(2) Attain 2013 earnings per share of at least $0.68	35%	115.0%	40.25%
(3) Launch five material new products by the forecasted month and achieve minimum revenue levels from the products	20%	—%	—%
(4) Commence an international feasibility clinical study for a new product by December 31, 2013	10%	—%	—%
		Total	78.75%

As reflected in the above table, in 2013, 78.75% of the overall corporate objectives were achieved.

2013 Individual Objectives

The 2013 individual objectives set under the Executive Incentive Compensation Plan for each of the named executive officers are summarized below.  In setting the individual objectives for 2013, the Compensation Committee reserved the right to subjectively analyze any achievement in excess of an objective and to award additional bonus compensation accordingly.

Howard Root’s individual objectives were based upon:  achieving specific development milestones for certain products; meeting the objectives of the 2013 Investor Relations plan; completing a corporate development transaction; and recruiting and hiring two net additional high potential employees.  Overall, Mr. Root met 68.75% of his individual objectives.

James Hennen’s individual objectives were based upon:  meeting the objectives of the 2013 Investor Relations plan; the company achieving operating margins and operating cash flow at or above budget; managing operating expenses at or below budget; managing outstanding receivables and limiting write-offs; and recruiting and hiring two high potential employees.  Overall, Mr. Hennen met 75.38% of his individual objectives.

Charmaine Sutton’s individual objectives were based upon:  meeting the targeted release date for Venture® catheter products; reducing annualized labor hours; completing a product improvement project with acceptable clinical performance; maintaining departmental expenses within budget; and recruiting and hiring two high potential employees.  Overall, Ms. Sutton met 55.50% of her individual objectives.

William Rutstein’s individual objectives were based upon:  achieving an overall worldwide product revenue amount; implementing material improvements to the U.S. sales organization with documented, measurable improvements; improving the company’s international distribution network; and recruiting and hiring two high potential employees.  Overall, Mr. Rutstein met 75.00% of his individual objectives.

Carrie Powers’ individual objectives were based upon:  improving the product management function resulting in increased sales in 2013; creating or improving programs in the training or marketing communications functions; improve personnel performance in product management, training and marketing communications; managing departmental expenses within budget; and recruiting and hiring two high potential employees.  Overall, Ms. Powers met 62.50% of her individual objectives.

Bonuses Awarded

At its December 2013 meeting, the Compensation Committee analyzed the percentages of achievement of the corporate and individual objectives in awarding bonuses under the Executive Incentive Compensation Plan subject to the company’s final year-end numbers.  The Compensation Committee approved the 2013 bonus awards on January 17, 2014.  For fiscal 2013, Mr. Root’s incentive bonus award consisted of $147,656 based on achievement of the corporate objectives and $42,969 based on achievement of his individual objectives.  For fiscal 2013, Mr. Hennen’s incentive bonus award consisted of $37,564 based on achievement of the corporate objectives and $23,969 based on achievement of his individual objectives.  For fiscal 2013, Ms. Sutton’s incentive bonus award consisted of $48,195 based on achievement of the corporate objectives and $22,644 based on achievement of her individual objectives.  For fiscal 2013, Mr. Rutstein’s incentive bonus award consisted of $39,690 based on the achievement of the corporate objectives and $25,200 based upon achievement of his individual objectives.  For fiscal 2013, Ms. Powers’ incentive bonus award consisted of $24,610 based on the achievement of the corporate objectives and $19,531 based upon the achievement of her individual objectives.  The following table summarizes the total bonus award for each named executive officer in 2013:

Name	Potential Bonus as a Percentage of Salary (1)		Corporate Level of Achievement of Objectives in 2013 (%)	Individual Level of Achievement of Objectives in 2013 (%)	Bonus Earned (%)	Bonus Awarded ($)
Howard Root	50.00	(2)	78.75	68.75	76.25	190,625
James Hennen	30.00	(3)	78.75	75.38	77.40	61,533
Charmaine Sutton	30.00	(3)	78.75	55.50	69.45	70,839
William Rutstein	30.00	(3)	78.75	75.00	77.25	64,890
Carrie Powers	25.00	(4)	78.75	62.50	70.63	44,141

(1)	At the target level performance on all corporate and individual objectives.

(2)	Weighted 75% on corporate objectives and 25% on individual objectives.

(3)	Weighted 60% on corporate objectives and 40% on individual objectives.

(4)	Weighted 50% on corporate objectives and 50% on individual objectives.

Long-Term Incentives

Long-term incentives are provided to the named executive officers through the grant of restricted stock.  The general policy of the company is to grant restricted stock to executives at the first Board of Directors meeting of the year.  The grants are designed to align the interest of each executive officer with those of our shareholders and provide each executive officer with an incentive to manage our business from the perspective of an owner with an equity stake in the business.  In general, we view the grants as incentives for future performance and not as compensation for past accomplishments.  While there is no set formula that we use in granting restricted stock to executive officers, the Compensation Committee takes into consideration the job responsibilities, experience and contributions of the individual, time in the position, as well as the recommendations of our Chief Executive Officer, in determining the amount (if any) of restricted stock to award to executive officers.  The Compensation Committee also considers stock awards made by companies in the Compensation Peer Group and awards made to other executive officers of the company.

In 2013, the Compensation Committee reviewed and recommended to the Board of Directors for approval restricted stock awards to the named executive officers.  On February 1, 2013 the Board of Directors approved the following restricted stock awards as a reflection of each executive’s performance and the impact of the executive’s knowledge, skills and abilities to meet the corporation’s milestones for the year ended December 31, 2013:

Name	2013 Restricted Stock Award
Howard Root	27,304
James Hennen	11,604
Charmaine Sutton	13,652
William Rutstein	10,239
Carrie Powers	10,239

The restricted stock award vests 50% at the two-year anniversary of the date of the grant, 25% at the third-year anniversary of the date of the grant, and 25% at the fourth-year anniversary of the date of the grant.  The restricted stock award is further conditioned on continued employment with Vascular Solutions.  In the event that an executive officer’s employment is terminated for any reason (other than change of control), including death or disability, prior to vesting, all of the executive officer’s rights to all of the unvested shares shall be immediately and irrevocably forfeited.

Payments upon Change of Control

Named executive officers are eligible for change of control payments under two separate compensation arrangements.  First, upon becoming an executive officer, each executive officer signs an employment agreement that provides for certain benefits if the executive officer’s employment is terminated within 12 months following a “change in control” as defined in the agreement unless such termination was by us for cause, by the officer other than for “good reason,” or because of the officer’s disability or death.  The Compensation Committee believes these benefits will eliminate or reduce any reluctance our executive officers may have to pursue potential change of control transactions that may be in the best interest of shareholders.  These employment agreements with executives provide for a “double trigger”, which means that there must be a change of control and either a termination of the employee by us, or a termination by the employee after a certain set of criteria defined as “good cause” are met, before the executive officer is entitled to any payment under the agreement.  The Compensation Committee believes this prevents unnecessary payments to executive officers during a friendly (non-hostile) takeover where the executive’s employment is not terminated or if the employee voluntarily leaves without “good cause” as defined in the employment agreement.

Second, the Restricted Stock Award Agreements received by employees in connection with each restricted stock award and the Incentive Stock Option Agreement received by Mr. Root in connection with a 2012 stock option grant contain a change of control provision that modifies the vesting schedule in the award such that all unvested shares vest upon a “change in control” as defined in the agreements.  These agreements provide for a “single trigger,” which means that a change of control alone triggers the vesting of any unvested restricted stock and stock options.  The Compensation Committee believes that a “single trigger” is warranted because it removes certain restrictions on selling shares of stock already granted to the employees upon the occurrence of a change of control.  This “single trigger” does not impact the number of shares an employee has the ability to vote upon a change of control so long as he or she remains an employee because employees are granted voting rights in 100% of the shares underlying a grant of restricted stock on the grant date.  The stock options must be exercised within 30 days of the date of the “change of control” otherwise they expire.

Internal Revenue Code Section 162(m)

As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended, we will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any one year.  This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance-based.  Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation.  The Compensation Committee believes that options granted under our Stock Option and Stock Award Plan will meet the requirements for qualifying as performance-based.

Restricted stock awards that vest based only on the passage of time and continued employment of the executive do not qualify as performance-based compensation under Section 162(m) and are included in the executive officer’s compensation at market value at the time they vest, unless the executive made an election to treat the award as income when it was granted.  The Compensation Committee is submitting the 2014 Qualified Performance-Based Compensation Plan for approval by our shareholders at the 2014 annual meeting of shareholders to allow future cash-based or share-based awards to qualify as performance-based compensation.  Even if the 2014 Qualified Performance-Based Compensation Plan is approved by our shareholders, the Compensation Committee may choose to provide for compensation that is not deductible by us under Section 162(m) in order to meet its compensation objectives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Compensation Committee of the Board of Directors:

John Erb, Chairman
Martin Emerson
Jorge Saucedo

Summary Compensation Table

The following table shows compensation for the last three fiscal years for the individuals who served as Chief Executive Officer and Chief Financial Officer during 2013 and each of the other three most highly compensated executive officers who were serving as executive officers at the end of 2013.

Name and Principal Position	Year	Salary ($)	Stock and Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Howard Root	2013	500,000	443,963		190,625	―	1,134,588
Chief Executive Officer	2012	465,000	2,479,560	(4)	190,287	―	3,134,847
	2011	445,000	375,200		111,027	―	931,227
James Hennen	2013	265,000	181,681		61,533	3,188	511,402
Senior Vice President of	2012	250,000	165,450		66,244	3,049	484,743
Finance and Chief Financial Officer	2011	235,000	160,800		44,838	2,934	443,572
Charmaine Sutton	2013	340,000	221,982		70,839	3,188	636,009
Senior Vice President of	2012	325,000	165,450		78,083	3,779	572,312
Operations	2011	315,000	214,400		55,868	2,875	588,143
William Rutstein	2013	280,000	166,486		64,890	3,188	514,564
Senior Vice President of	2012	270,000	132,360		69,032	3,162	474,554
Worldwide Sales	2011	260,000	160,800		45,162	2,505	468,467
Carrie Powers	2013	250,000	166,486		44,141	1,690	462,317
Vice President of Marketing	2012	235,000	132,360		42,704	1,691	411,755
	2011	220,000	107,200		23,444	1,594	352,238

(1)	The amounts in this column are calculated based on the aggregate grant date fair value computed in accordance with ASC Topic 718. The assumptions used to determine this grant date fair value can be found in Footnote 2 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. The grant date fair value of the 2013 Stock and Option Awards was determined based on a $16.26 per share fair market value on the grant date, February 1, 2013. The grant date fair value of the 2012 Stock and Option Awards was determined based on an $11.03 per share fair market value on the grant date, January 27, 2012. The grant date fair value of the 2011 Stock and Option Awards was determined based on a $10.72 per share fair market value on the grant date, February 4, 2011.

(2)	Represents bonuses earned under our Executive Incentive Compensation Plan as described under the “Incentive Bonus Awards” section in the Compensation Discussion and Analysis.

(3)	Amounts shown for each executive officer include the matching contributions made to the 401(k) savings plan on behalf of the executive officer.

(4)	This amount was calculated based on the aggregate grant date fair value computed in accordance with ASC Topic 718. The assumptions used to determine this grant date fair value can be found in Footnote 2 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. The grant date fair value of Mr. Root’s 2012 Stock and Option Awards was determined based on an $11.03 per share fair market value on the grant date, January 27, 2012. Included in this amount are a restricted stock grant of 37,000 shares and an incentive stock option grant of 450,000. The incentive stock option grant vests in five annual tranches of 90,000 shares each based on Mr. Root’s continued employment on the day of vesting. The exercise price of the first 90,000 share tranche was set at the fair market value on the day of grant ($11.03), with the exercise price for each subsequent annual 90,000 share tranche increasing by $1.00 per share up to $15.03 per share for the final 90,000 share tranche.

Grants of Plan-Based Awards for Fiscal 2013

The following table summarizes the 2013 grants of equity and non-equity plan-based awards to the executive officers named in the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Shares of Stock or Units (#)(2)	and Option Awards ($)(3)
Howard Root	―	134,375	250,000	―	―	―
	2/1/13	―	―	―	27,304	443,963
James Hennen	―	42,135	79,500	―	―	―
	2/1/13	―	―	―	11,604	188,681
Charmaine Sutton	―	55,590	102,000	―	―	―
	2/1/13	―	―	―	13,652	221,982
William Rutstein	―	44,520	84,000	―	―	―
	2/1/13	―	―	―	10,239	166,486
Carrie Powers	―	32,813	62,500	―	―	―
	2/1/13	―	―	―	10,239	166,486

(1)	Under the Executive Incentive Compensation Plan, executive officers are eligible for a bonus based on the achievement of specified corporate and individual objectives as described under the “Incentive Bonus Awards” section in the Compensation Discussion and Analysis. The Compensation Committee does not assign an overall minimum threshold or target that an executive officer must achieve in order to receive any payout at all. Instead, the percentage of achievement for each individual goal is added to create an overall percentage of individual objectives achieved. A similar calculation is done for the corporate objectives. Under the Executive Incentive Compensation Plan, there are no guaranteed minimum payouts, and therefore the minimum level of potential payout is zero. The amounts listed in the threshold column assume that the threshold level of performance was achieved with respect to each corporate and individual objective. The amounts listed in the target column assume that the target level of performance was achieved with respect to each corporate and individual objective. There are no amounts listed in the maximum column because the amounts of payments under the Executive Incentive Compensation Plan for achievements in excess of objectives were at the discretion of the Compensation Committee. The actual awards made to the executive officers are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and are discussed further under the “Incentive Bonus Awards” section in the Compensation Discussion and Analysis.

(2)	The amounts included under this column represent restricted stock awarded under the Stock Option and Stock Award Plan. Each restricted stock award vests 50% at the two-year anniversary of the date of the grant, 25% at the third-year anniversary of the date of the grant, and 25% at the fourth-year anniversary of the date of grant. The restricted stock award is further conditioned on continued employment with Vascular Solutions. In the event that an executive officer’s employment is terminated for any reason (other than a change of control), including death or disability, prior to vesting, all of the executive officer’s rights to all of the unvested shares will be immediately and irrevocably forfeited. Holders of restricted stock have the right to receive dividends on the shares of restricted stock held by them.

(3)	The amounts included under this column reflect the grant date fair value of the restricted stock awards. A discussion of the assumptions made in the valuation of our restricted stock awards and forfeitures is located in Footnote 2, “Summary of Significant Accounting Policies” and Footnote 8, “Stock Options and Restricted Shares” of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table summarizes the unexercised stock options and unvested restricted stock held at the end of fiscal year 2013 by the executive officers named in the Summary Compensation Table.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Howard Root	1/28/2005	75,000	―	9.46	1/28/2015	―	―	―
	1/27/2012	90,000	―	11.03	1/27/2022	―	―	―
	1/27/2012	―	90,000	12.03	1/27/2022	―	―	―
	1/27/2012	―	90,000	13.03	1/27/2022	―	―	―
	1/27/2012	―	90,000	14.03	1/27/2022	―	―	―
	1/27/2012	―	90,000	15.03	1/27/2022	―	―	―
	―	―	―	―	―	1/29/2010	8,750	202,563
	―	―	―	―	―	2/04/2011	17,500	405,125
	―	―	―	―	―	1/27/2012	37,000	856,550
	―	―	―	―	―	2/1/2013	27,304	632,088

James Hennen	―	―	―	―	―	1/29/2010	3,750	86,813
	―	―	―	―	―	2/04/2011	7,500	173,625
	―	―	―	―	―	1/27/2012	15,000	347,250
	―	―	―	―	―	2/1/2013	11,604	268,633

Charmaine	―	―	―	―	―	3/15/2010	3,750	86,813
Sutton	―	―	―	―	―	2/04/2011	10,000	231,500
	―	―	―	―	―	1/27/2012	15,000	347,250
	―	―	―	―	―	2/1/2013	13,652	316,044

William	―	―	―	―	―	1/29/2010	2,500	57,875
Rutstein	―	―	―	―	―	6/01/2010	1,250	28,938
	―	―	―	―	―	2/04/2011	7,500	173,625
	―	―	―	―	―	1/27/2012	12,000	277,800
	―	―	―	―	―	2/1/2013	10,239	237,033

Carrie Powers	―	―	―	―	―	1/29/2010	2,500	57,875
	―	―	―	―	―	2/04/2011	5,000	115,750
	―	―	―	―	―	1/27/2012	12,000	277,800
	―	―	―	―	―	2/1/2013	10,239	237,033

(1)	Each restricted stock award vests 50% at the two-year anniversary of the date of grant, 25% at the third-year anniversary of the date of the grant, and 25% at the fourth-year anniversary of the date of grant.

(2)	“Market Value” has been determined based on the last sale price of our common stock ($23.15) as reported on the NASDAQ Global Market on December 31, 2013, the last business day of the year, multiplied by the number of shares that have not vested.

Option Exercises and Stock Vested for Fiscal 2013

The following table summarizes information with respect to stock option awards exercised and shares of restricted stock that vested during fiscal 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Howard Root	50,000	482,591	32,500	523,538
James Hennen	20,000	194,741	13,750	221,463
Charmaine Sutton	―	―	13,750	215,650
William Rutstein	―	―	13,750	219,975
Carrie Powers	―	―	8,750	140,850

(1)	Value determined by subtracting the exercise price per share from the market value per share of our common stock on the date of exercise and multiplying the difference by the number of shares acquired on exercise.

(2)	Value determined by multiplying the number of shares of restricted stock vested by the fair market value of our common stock on the date of vesting.

Employment Agreements, Separation Agreements, Termination and Potential Change in Control Payments

We have entered into employment agreements with each of the named executive officers.  The employment agreements provide for employment “at will” which may be terminated by either party for any reason upon ten business days’ prior written notice.  The base salary and bonus for each of the named executive officers are determined by the Compensation Committee of our Board of Directors.  During the term of his or her employment agreement and for a period of one year after its termination, each named executive officer is prohibited from competing with us individually or in any entity whose business is directly competitive with our business.

The employment agreements provide for the payment of certain benefits to the named executive officers if their employment terminates following a “change in control.” The agreements provide for benefits if an officer’s employment is terminated within 12 months following a change in control unless such termination was by us for cause, by the officer other than for “good reason,” or because of the officer’s disability or death.  “Good reason” is defined as the termination of employment as a result of either a diminution in the officer’s responsibilities, a reduction in salary or benefits, or a relocation of our office of more than 50 miles.  A “change in control” is generally defined as an acquisition of more than 50% of our outstanding common stock by any person or group, the merger, sale or dissolution of Vascular Solutions or the replacement of a majority of our Board of Directors with directors not recommended by the existing Board of Directors.  The agreements provide for lump sum payments or payments periodically in accordance with our normal payroll practices in effect from time-to-time following termination in amounts equal to 24 times monthly base salary in the case of Mr. Root and 12 times monthly base salary for the other named executive officers.  Mr. Root’s employment agreement, which was entered into in January 2012, also provides for payments to be made to Mr. Root equal to 12 times his monthly base salary in the event that we terminate Mr. Root’s employment at any time without cause (as defined in the agreement).

We also may grant our named executive officers options to purchase stock or shares of restricted stock pursuant to the Vascular Solutions, Inc. Stock Option and Stock Award Plan.  Pursuant to the Restricted Stock Award Agreement used for restricted stock grants and the Incentive Stock Option Agreement used for stock option awards, all options or shares granted will vest upon a “change in control,” which has a definition similar to the definition in the employment agreement above, with an additional criteria that the majority of the existing members of the Board of Directors may make the determination that a change of control has occurred in their discretion.

Pursuant to our Executive Incentive Compensation Plan, a plan participant, whose employment has terminated and who is not an active employee on the date an annual bonus is paid, will not receive that bonus.  Notwithstanding the foregoing, the plan provides that if a participant’s employment is terminated prior to the date an annual bonus is paid due to the participant’s retirement, extended disability, or death, such participant will be eligible to receive a prorated bonus award directly or through a beneficiary, as applicable.  The prorated bonus is determined by multiplying the annual bonus award which would have been earned in a full year by the fraction of the number of days of service during the year.

The following table shows the potential payments upon certain termination events, retirement, death or a “change of control” of the company on December 31, 2013 for each of our named executive officers.

Name	Type of Payment	Payments Upon Voluntary Termination, Retirement, For Cause Termination, or Death on 12/31/13 ($)	Any Change of Control 12/31/13 ($)	Termination by the Company without Cause or Voluntary Termination by the Employee for Good Reason after a Change in Control on 12/31/13 ($)

Howard Root
	Cash Severance(1)	―	―	1,000,000
	Accelerated Bonus Payment(2)	190,625	―	―
	Accelerated Stock Options(3)	―	3,463,200	3,463,200
	Accelerated Restricted Stock Awards(4)	―	2,096,326	2,096,326
	Accrued Benefits(5)	49,112	―	49,112
	Total	239,737	5,559,526	6,608,638

James Hennen
	Cash Severance(1)	―	―	265,000
	Accelerated Bonus Payment(2)	61,533	―	―
	Accelerated Restricted Stock Awards(4)	―	876,321	876,321
	Accrued Benefits(5)	19,678	―	19,678
	Total	81,211	876,321	1,160,999

Charmaine Sutton
	Cash Severance(1)	―	―	340,000
	Accelerated Bonus Payment(2)	70,839	―	―
	Accelerated Restricted Stock Awards(4)	―	981,607	981,607
	Accrued Benefits(5)	18,369	―	18,369
	Total	89,208	981,607	1,339,976

William Rutstein
	Cash Severance(1)	―	―	280,000
	Accelerated Bonus Payment(2)	64,890	―	―
	Accelerated Restricted Stock Awards(4)	―	775,271	775,271
	Accrued Benefits(5)	13,521	―	13,521
	Total	78,411	775,271	1,068,792

Carrie Powers
	Cash Severance(1)	―	―	250,000
	Accelerated Bonus Payment(2)	44,141	―	―
	Accelerated Restricted Stock Awards(4)	―	688,458	688,458
	Accrued Benefits(5)	12,718	―	12,718
	Total	56,859	688,458	951,176

(1)	Payment based on fiscal year 2013 salary, with the exception of Mr. Root where the payment is based on two times his fiscal year 2013 salary.

(2)	Represents the amount earned under our Executive Incentive Compensation Plan based on fiscal 2013 performance assuming that the executive officer’s employment terminated on December 31, 2013 due to the executive officer’s retirement, extended disability or death.

(3)	The valuation of these stock options was calculated by multiplying the number of unvested stock options available with an exercise price less than fair market value by the fair market value of the stock at December 31, 2013 ($23.15), less the exercise price to be paid. In this event, the vesting period for the stock options was accelerated.

(4)	The valuation of these restricted stock awards was calculated by multiplying the number of restricted stock awards available by the fair market value of the stock at December 31, 2013 ($23.15). In this event, the vesting period for the awards was accelerated.

(5)	The accrued vacation amount was determined by taking the executive officer’s yearly base salary and dividing that amount by 2,080 hours using a standard 40 hour per week work year. This hourly salary rate was then multiplied by the hours of vacation the executive officers’ had available to them at December 31, 2013.

PROPOSAL 2:
APPROVAL OF THE VASCULAR SOLUTIONS, INC.
2014 QUALIFIED PERFORMANCE-BASED COMPENSATION PLAN

On February 28, 2014, the Compensation Committee (the “Committee”) of our Board of Directors approved the Vascular Solutions, Inc. 2014 Qualified Performance-Based Compensation Plan (the “Incentive Plan”), which provides us with the ability to issue cash-based or share-based incentive compensation awards intended to be performance-based (“Performance Awards”) to the executive officers of the Company.  Performance Awards are intended to satisfy the requirements for qualified performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). The Committee believes that the Performance Awards will benefit our shareholders by encouraging our executive officers to focus their efforts on meeting goals that are significant to the growth and profitability of the company. As required under Section 162(m), we are asking the shareholders to approve the material terms of the Incentive Plan so that we may provide Performance Awards designed to qualify as performance-based compensation.

Section 162(m)

Under Section 162(m), our federal income tax deduction for compensation paid for services performed by each of our named executive officers (other than the Chief Financial Officer) is generally limited to $1 million per year. However, compensation that qualifies under Section 162(m) as “performance-based” does not count against the $1 million limit. One of the conditions that must be satisfied for compensation to qualify as “performance-based” under Section 162(m) is that the material terms of the compensation arrangement must be disclosed to and approved by the company’s shareholders. The material terms that must be disclosed and approved are the employees eligible to receive the compensation, a description of the business criteria on which the performance targets may be based and the maximum amount of compensation that can be paid to an employee on achievement of the performance targets. Section 162(m) generally requires re-approval of the material terms every five (5) years.  The following summary of the material terms of the Incentive Plan is qualified in its entirety by reference to the full text of the Incentive Plan, which is attached to this proxy statement as Annex A.

Individuals eligible to participate in the Incentive Plan are our “covered employees” as defined under Section 162(m) and any other key employees designated by the Committee. Current participants in the Incentive Plan are Howard Root, Chief Executive Officer; Charmaine Sutton, Senior Vice President of Operations, William Rutstein, Senior Vice President of Worldwide Sales and Carrie Powers, Vice President of Marketing. The business criteria on which a performance target may be based are described below under “Payment of Performance Bonuses”. The maximum amount of a Performance Award that can be paid in cash to any individual with respect to a 12-month performance period under the Incentive Plan is $2,000,000.  Shares of our common stock granted under share-based Performance Awards will be issued pursuant to the Vascular Solutions, Inc. Stock Option and Stock Award Plan.  Under that plan, and the Incentive Plan, no more than 500,000 shares of our common stock may be granted in the aggregate to an individual in any calendar year.  We will not grant any awards under the Incentive Plan unless it is approved by the shareholders.

Payment of Performance Bonuses

For each performance period set by the Committee, the Committee will establish the Incentive Plan participants for the year, the amount of any cash-based Performance Awards potentially to be paid to each participant, subject to the maximum amount described above, the amount of any share-based Performance Awards potentially to be granted to each participant, subject to the maximum amount described above and the Performance Target or Targets for each cash-based Performance Award and each share-based Performance Award.  We will pay cash-based Performance Awards and issue common stock for share-based Performance Awards only if the applicable Performance Target or Targets are met. We will not pay cash-based Performance Awards, or issue common stock for share-based Performance Awards, for any portion of a Performance Award for which the Performance Target was not met.

“Performance Targets” may be established by the Committee based on one or more of the following business criteria, each of which may be based on absolute standards or comparisons versus specified companies or groups of companies and may be applied at individual or various organizational levels:

•	total net revenue, product revenue, or license and collaboration revenue;
•	revenue per employee;
•	revenue growth;
•	operating income (before or after taxes);
•	pre‑ or after‑tax income (before or after allocation of corporate overhead and bonus);
•	earnings per share;
•	gross profits;
•	earnings (including earnings before taxes, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization);
•	operating margins;
•	gross margins;
•	gross margin return on inventory;
•	inventory turns;
•	inventory levels on a comparative basis;
•	return on equity;
•	total shareholder return;
•	return on assets or net assets;
•	appreciation in and/or maintenance of the price of our shares or any other publicly traded securities of the company;
•	price‑to‑earnings ratio;
•	economic value‑added models or equivalent metrics;
•	comparisons with one or more stock market indices;
•	comparisons with one or more peer group indices or peer group metrics;
•	return on capital (including return on total capital or return on invested capital);
•	reductions in costs;
•	return on investments;
•	cash flow, cash flow from operations or cash flow per share (before or after accounting for any or all of the following: dividends, income tax payments or refunds, capital expenditures);
•	expense ratios;
•	total expenditures, improvement in or attainment of expense levels or working capital levels;
•	cash and cash equivalents;
•	debt reductions;
•	shareholder equity;
•	raising capital;
•	market share;
•	sales conversion;
•	employee turnover; and

•	implementation, completion or attainment of measurable objectives with respect to (i) strategic plan development and/or implementation, (ii) tactical plans, (iii) sales plans, (iv) financial or operational metrics, (v) annual operating budgets, (vi) establishing and/or maintaining multiple vendors and/or sourcing providers, (vii) products or projects, (viii) acquisitions and divestitures, and (ix) recruiting, retaining and maintaining personnel.

The Performance Targets may include a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made and a maximum level of performance above which no additional payment will be made.

Incentive Plan Benefits

The grant of awards under the Incentive Plan, including grants to the named executive officers, is subject to the discretion of the Committee. Accordingly, the size of awards is not determinable.

Federal Income Tax Considerations

All amounts paid in cash pursuant to any Performance Award will be taxable income to the employee when received.  As to any Performance Award that is payable in shares of our common stock that are restricted from transfer and subject to substantial risk of forfeiture, unless a special election is made by the holder of the award under the Internal Revenue Code, the holder must recognize ordinary income equal to the excess of (1) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (2) the amount (if any) paid for the shares by the holder of the Performance Award.  Subject to compliance with Section 162(m) of the Code, we generally will be entitled to a federal income tax deduction with respect to a Performance Award in an amount that corresponds to the taxable income recognized by the employee on the Performance Award.

Shareholder approval is only one of the conditions that must be satisfied to qualify the Performance Awards as “performance-based” compensation under Section 162(m). To the extent we structure awards under the Incentive Plan that are designed to be “performance-based” under Section 162(m), it is our intent that the Performance Awards satisfy the other conditions to qualify for deductibility as “performance-based” compensation under Section 162(m).

The foregoing is only a summary of certain federal income taxation considerations affecting us and our employees related to the Performance Awards. It does not purport to be complete and does not discuss state or local income tax laws applicable to us or any employee.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE VASCULAR SOLUTIONS, INC. 2014 QUALIFIED PERFORMANCE-BASED COMPENSATION PLAN.

PROPOSAL 3:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Exchange Act, we are providing shareholders with an advisory (nonbinding) vote on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement.  Our executive compensation program is designed to:

•	Align the interests of management with those of shareholders;

•	Provide fair and competitive compensation;

•	Integrate compensation with the company’s business plans;

•	Reward both business and individual performance; and

•	Attract and retain key executives that are critical to the success of the company.

The Compensation Committee of our Board of Directors believes our executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the shareholders’ long-term interests.  A more detailed discussion of our executive compensation programs and the compensation of our named executive officers in 2013 is provided under “Compensation Discussion and Analysis.”

We believe our executive compensation program has played a material role in attracting and retaining a highly experienced, successful team to drive strong financial results and manage the company.  In 2013:

•	Our net revenue increased by 12% to a record $110.5 million, representing the tenth consecutive year of greater than 10% revenue growth for Vascular Solutions;

•	Even after $2.7 million of expenses in 2013 for the medical device excise tax and litigation settlements that did not have corresponding amounts in 2012, net income grew to $11.1 million in 2013, an increase of $1.2 million or 12.4% over the prior year; and

•	Again even after the expenses in 2013 for the medical device excise tax and litigation settlements that did not have corresponding amounts in 2012, diluted net income per share grew to $0.65 in 2013, an increase of $0.05 or 8.3% over the prior year.

We believe that our executive compensation program is structured in the best manner possible to support the company and its business objectives.  It has been designed to implement certain core compensation principles, which include:

•	Alignment of management’s interests with our shareholders’ interests to support long-term value creation through our equity compensation programs;

•	Pay for performance, demonstrated by linking bonuses paid under our Executive Incentive Compensation Plan to key financial measures; and

•	Consideration of compensation paid to executive officers in the Compensation Peer Group.

We believe that our executive compensation program is worthy of your support for the following reasons:

•	Our compensation programs are tied to achievement of our key business objectives, which are designed to further the success of the company and our shareholders;

•	Our compensation program for executive officers is partially delivered in the form of equity. If the value we deliver to our shareholders declines, so does the compensation we deliver to our executive officers;

•	We consider the compensation programs and pay levels of executive officers at companies of similar size and complexity so that we can ensure that our compensation programs are consistent with market practices;

•	Each of the named executive officers is employed at-will and is expected to demonstrate exceptional personal performance in order to continue serving as a member of the executive team; and

•	Our Executive Compensation Recoupment Policy provides a safeguard against named executive officers taking improper actions to enhance their compensation.

We believe that the information we have provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation.  Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Vascular Solution’s named executive officers, as described in the Compensation Discussion and Analysis section, and the other tabular and narrative disclosure regarding such compensation, set forth in the Proxy Statement for the 2014 Annual Meeting of Shareholders.”

This advisory vote on executive compensation is not binding on Vascular Solutions, our Compensation Committee or our Board of Directors.  However, our Compensation Committee and our Board of Directors will take into account the result of the vote when determining future executive compensation arrangements.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION, AND THE OTHER TABULAR AND NARRATIVE DISCLOSURE REGARDING SUCH COMPENSATION, SET FORTH IN THIS PROXY STATEMENT.

The affirmative vote of a majority of the shares of our common stock present and entitled to vote at the 2014 annual meeting of shareholders is necessary to adopt this resolution.  Proxies will be voted FOR adoption of this resolution unless otherwise specified.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of our Board of Directors is composed of the following non-employee directors:  Richard Nigon, Paul O’Connell and Jorge Saucedo.  Mr. Nigon currently serves as the Chairman of the Audit Committee.  All of the members of the Audit Committee are independent for purposes of the NASDAQ Stock Market LLC listing requirements and the rules of the SEC.  The Audit Committee recommends to the Board of Directors, and submits for shareholder ratification, the appointment of our independent registered public accounting firm.

Management is responsible for our internal controls and the financial reporting process.  Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on our financial statements.  The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm.  Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and our independent registered public accounting firm.  The Audit Committee discussed with our independent registered public accounting firm matters required to be discussed by the Auditing Standard No. 16 (AU section 380).

Our independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC.

Members of the Audit Committee:

Richard Nigon, Chairman
Paul O’Connell
Jorge Saucedo

PROPOSAL 4:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

While we are not required to do so, we are submitting the appointment of Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014 for ratification in order to ascertain the views of our shareholders on this appointment.  If the appointment is not ratified by the shareholders, the Audit Committee will reconsider its selection.  It is not, however, obligated to appoint another independent registered public accounting firm.

Representatives of Baker Tilly Virchow Krause, LLP are expected to be present at the annual meeting of shareholders and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF BAKER TILLY AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

The affirmative vote of a majority of the shares of our common stock present and entitled to vote at the 2014 annual meeting of shareholders is necessary to ratify the appointment of Baker Tilly Virchow Krause, LLP.  Proxies will be voted FOR ratifying the appointment unless otherwise specified.

ADDITIONAL INFORMATION ABOUT OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Audit Fees

Fees billed or expected to be billed to us for audit services by Baker Tilly Virchow Krause, LLP for the audit of our annual financial statements and for reviews of our financial statements included in our quarterly reports on Form 10-Q for the fiscal years ended December 31, 2013 and 2012 were $167,500 and $165,700, respectively.

Audit-Related Fees

Fees billed or expected to be billed to us by Baker Tilly Virchow Krause, LLP for audit-related services provided for the fiscal years ended December 31, 2013 and 2012 were $8,000 and $0, respectively.

Tax Fees

No fees were billed or are expected to be billed to us by Baker Tilly Virchow Krause, LLP for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2013 or 2012.

All Other Fees

No fees were billed or are expected to be billed to us by Baker Tilly Virchow Krause, LLP for other services not included above during the fiscal years ended December 31, 2013 or 2012.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other services performed by our independent registered public accounting firm.  The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services.  Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it.  The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services, provided that the Chair reports any decisions to the Audit Committee at its next scheduled meeting.  All of the services performed by our independent registered public accounting firm during 2013 and 2012 were pre-approved by the Audit Committee.

ANNUAL REPORT ON FORM 10-K

Our 2013 Annual Report, including our Annual Report on Form 10-K for the year ended December 31, 2013, accompanies this proxy statement.  The 2013 Annual Report, including our Form 10-K, is also available on our website at www.vasc.com.  If requested, we will provide copies of any exhibits to the Form 10-K to you upon payment of a fee covering our reasonable expenses incurred in furnishing the exhibits.  You can request exhibits to the Form 10-K, by writing to the Corporate Secretary, Vascular Solutions, Inc., 6464 Sycamore Court North, Minneapolis, Minnesota 55369.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC rules allow a single copy of the proxy statement and annual report to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family, and who consent to receive a single copy of these materials in a manner provided by these rules.  This practice is referred to as “householding” and can result in significant savings of paper and mailing costs.  Although we do not household for our registered shareholders, some brokers household Vascular Solutions proxy statements and annual reports, delivering a single copy of each to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.  Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker.  We will deliver promptly upon written or oral request a separate copy of our proxy statement and/or our annual report to a shareholder at a shared address to which a single copy of either document was delivered.  For copies of either or both documents, shareholders should write to Vascular Solutions, Inc., 6464 Sycamore Court North, Minneapolis, Minnesota 55369, Attention:  Corporate Secretary, or call (763) 656-4300.

OTHER MATTERS

As of this date, the Board of Directors does not know of any business to be brought before the annual meeting of shareholders other than as specified above.  However, if any matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on such matters.

PROPOSALS FOR THE NEXT ANNUAL MEETING

Any shareholder proposals to be considered for inclusion in our proxy material for the 2015 annual meeting of shareholders must be received at our principal executive office at 6464 Sycamore Court North, Minneapolis, Minnesota 55369, no later than November 28, 2014.  In connection with any matter to be proposed by a shareholder at the 2015 annual meeting, but not proposed for inclusion in our proxy material, the proxy holders designated by us for that meeting may exercise their discretionary voting authority with respect to that shareholder proposal if appropriate notice of that proposal is not received by us at our principal executive office by February 11, 2015.

By Order of the Board of Directors

James Hennen
Secretary

Dated: March 28, 2014

Annex A

VASCULAR SOLUTIONS, INC.
2014 QUALIFIED PERFORMANCE‑BASED COMPENSATION PLAN

Section 1.  Establishment and Purpose

Vascular Solutions, Inc., a Minnesota corporation (the “Company”), hereby establishes the 2014 Qualified Performance-Based Compensation Plan (the “Plan”) for the purpose of authorizing the issuance of cash performance awards or Share‑based performance awards specifically intended to qualify as “qualified performance‑based compensation” within the meaning of Section 162(m).  The Company maintains an Executive Incentive Compensation Plan under which cash bonuses may be earned.  Separately, the Company has previously established the Vascular Solutions, Inc. Stock Option and Stock Award Plan (the “Master Stock Plan”), which authorizes the issuance of stock incentive awards subject to the terms, conditions, and restrictions set forth in the Master Stock Plan.  All Share‑based performance awards granted under this Plan are subject to any applicable terms, conditions and restrictions required by the Master Stock Plan, and any successor plans thereto.

Section 2.  Definitions

Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:

(a)	“Award” shall mean an award of “qualified performance‑based compensation” within the meaning of Section 162(m) that is granted pursuant to the terms of the Plan to a Participant.

(b)	“Board” shall mean the Board of Directors of the Company.

(c)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)	“Committee” shall mean the Compensation Committee of the Board, or such other committee of the Board appointed by the Board to administer the Plan; each member of the Committee shall qualify as an “outside director” pursuant to the terms of Section 162(m).

(e)	“Company” shall mean Vascular Solutions, Inc., a Minnesota corporation and any successor corporation.

(f)	“Participant” shall mean any full‑time officer or employee of the Company or any wholly‑owned subsidiary of the Company, and any person to whom the Company or any such subsidiary shall have extended an offer of employment, and who is designated by the Committee to receive an Award.

(g)	“Performance Period” shall mean the period or periods established by the Committee during which any performance goals specified by the Committee with respect to such Award are to be measured.

(h)	“Plan” shall mean this 2014 Qualified Performance-Based Compensation Plan.

(i)	“Section 162(m)” shall mean Section 162(m) of the Code, and all rules and regulations promulgated thereunder.

(j)	“Shares” shall mean common stock, par value $.01 of the Company.
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Section 3.  Administration

This Plan shall be administered by the Committee.  All questions of interpretation of this Plan shall be determined by the Committee, and each determination, interpretation or other action that the Committee makes or takes pursuant to the provisions of this Plan shall be conclusive and binding for all purposes and on all persons.  Where necessary to comply with applicable provisions of Section 162(m), the Company’s Articles or Bylaws, applicable law or stock exchange requirements, the Committee shall retain the exclusive authority to make determinations with respect to benefits under this Plan.

The Committee shall not be liable for any action or determination made in good faith with respect to this Plan.

Section 4.  Qualified Performance‑Based Compensation under Section 162(m) of the Code

From time to time, the Committee may designate Participants to receive an Award or Awards granted pursuant to the Plan.  An Award granted under the Plan shall be payable in cash or the Award may be payable in Shares, as specified in the Award.  The following additional requirements shall apply to all Awards made to any Participant under the Plan:

(a)	Shareholder Approval of Plan. Any Award shall be null and void and have no effect whatsoever unless the Plan shall have been approved by the shareholders of the Company at the Company’s 2014 Annual Meeting of Shareholders. Furthermore, no Award shall be granted after the first shareholder meeting to occur in the fifth year following the Company’s 2014 Annual Meeting of Shareholders unless and until the Plan is re‑approved by the shareholders.

(b)	Business Criteria. Unless and until the Committee proposes for shareholder approval and the Company’s shareholders approve a change in the general business criteria set forth in this section, the attainment of which may determine the amount and/or vesting with respect to Awards, the business criteria to be used for purposes of establishing performance goals for such Awards shall be selected from among the following alternatives:

•	total net revenue, product revenue or license and collaboration revenue;

•	revenue per employee;

•	revenue growth;

•	operating income (before or after taxes);

•	pre‑ or after‑tax income (before or after allocation of corporate overhead and bonus);

•	earnings per share;

•	gross profits;

•	earnings (including earnings before taxes, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization);

•	operating margins;

•	gross margins;

•	gross margin return on inventory;
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•	inventory turns;

•	inventory levels on a comparative basis;

•	return on equity;

•	total shareholder return;

•	return on assets or net assets;

•	appreciation in and/or maintenance of the price of shares of Shares, or any other publicly traded securities, of the Company;

•	price‑to‑earnings ratio;

•	economic value‑added models or equivalent metrics;

•	comparisons with one or more stock market indices;

•	comparisons with one or more peer group indices or peer group metrics;

•	return on capital (including return on total capital or return on invested capital);

•	reductions in costs;

•	return on investments;

•	cash flow, cash flow from operations or cash flow per share (before or after accounting for any or all of the following: dividends, income tax payments or refunds, capital expenditures);

•	expense ratios;

•	total expenditures, improvement in or attainment of expense levels or working capital levels;

•	cash and cash equivalents;

•	debt reductions;

•	shareholder equity;

•	raising capital

•	market share;

•	sales conversion;

•	employee turnover; and

•	implementation, completion or attainment of measurable objectives with respect to (i) strategic plan development and/or implementation, (ii) tactical plans, (iii) sales plan, (iv) financial or operational metrics, (v) annual operating budgets, (vi) establishing and/or maintaining multiple vendors and/or sourcing providers, (vii) products or projects, (viii) acquisitions and divestitures, and (ix) recruiting, retaining and maintaining personnel.
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Each of such performance goals may be based (i) solely by reference to absolute results of individual performance or organizational performance at various levels (e.g., the Company’s performance or the performance of a subsidiary, division, channel, business segment or business unit of the Company) or (ii) upon organizational performance relative to the comparable performance of other companies selected by the Committee.  To the extent consistent with Section 162(m), the Committee may, when it establishes performance criteria, also provide for the exclusion of charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (X) asset‑write downs, litigation or claim judgments or settlements, reorganizations, the impact of acquisitions and divestitures, restructurings, discontinued operations, extraordinary items, and other unusual or non‑recurring charges, (Y) foreign exchange gains and losses or an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (Z) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles (or other accounting principles which may then be in effect).  To the extent that Section 162(m) or other applicable tax and/or securities laws or regulations change to permit Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes and without thereby exposing the Company to potentially adverse tax or other legal consequences, the Committee shall have the sole discretion to make such changes without obtaining shareholder approval.

(c)                 Limitation on Awards to Individual Participants.

(ii)	No Participant may be granted any Award or Awards denominated in Shares, for more than 500,000 Shares (subject to adjustment as provided for in Section 10 of the Master Stock Plan), in the aggregate in any calendar year.

(ii)	The maximum amount payable pursuant to all Awards denominated in cash to any Participant in the aggregate in any taxable year shall be $2,000,000 in value. This limitation contained in this paragraph (ii) does not apply to any Award or Awards subject to the limitation contained in paragraph (i). The limitation contained in this paragraph (ii) shall apply only with respect to any Award or Awards granted under this Plan, and limitations on awards granted under any other shareholder‑approved incentive plan maintained by the Company will be governed solely by the terms of such other plan.

(d)	Timing of Designations; Duration of Performance Periods. For each Award, the Committee shall, not later than 90 days after the beginning of each performance period, (i) designate all Participants (which may include designations of positions eligible for Awards) for such performance period, and (ii) establish the objective performance factors for each Participant for that performance period on the basis of one or more of the criteria set forth in Section 4(b) above; provided that, with respect to such criteria, the outcome is substantially uncertain at the time the Committee actually establishes the goal. The Committee, or its delegate, shall have sole discretion to determine the applicable performance period, provided that in the case of a performance period of less than 12 months, in no event will a performance goal be considered to be pre‑established if it is established after 25 percent of the performance period (as scheduled in good faith at the time the goal is established) has elapsed. To the extent required under Section 162(m), the terms of the objective performance factors must preclude discretion to increase an amount paid in connection with an Award, but may permit discretion to reduce such amount.

(e)	Certification. Following the close of each performance period and prior to payment of any amount to a Participant with respect to an Award, the Committee shall certify in writing as to the attainment of all factors (including the performance factors for a Participant) upon which any payments to a Participant for that performance period are to be based.

(f)	Interpretation. Nothing in this Plan shall be interpreted to limit the Committee’s authority to grant any other awards to Participants, whether qualifying as or not qualifying as performance awards for purposes of Section 162(m), under the terms of any other incentive plan of the Company.
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Section 5.  Amendment and Termination of Plan

The Committee shall have the power to amend the Plan or terminate the Plan at any time, as a whole or with respect to any Participant or group of Participants, and any such amendment or Plan termination shall be binding on all Participants and their beneficiaries and all other parties in interest.  In accordance with the Committee’s authority to amend or terminate the Plan, such amendment or termination may amend, alter, suspend, discontinue or terminate a Participant’s rights with respect to any outstanding Awards not yet certified by the Company, either prospectively or retroactively, without the consent of the Participant or beneficiary thereof.

Section 6.  Reserved Rights

(a)	Nonexclusivity of this Plan. This Plan shall not limit the power of the Company to adopt other incentive arrangements including, for example, the grant or issuance of stock options, stock or other equity-based rights under other plans or independently of any plan.

(b)	Unfunded Plan. This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants, any such accounts will be used merely as a convenience. The Company shall not be required to segregate any assets on account of this Plan or the establishment of Awards. The Company and the Committee shall not be deemed to be a trustee of cash to be awarded under this Plan. No obligations of the Company to any Participant under this Plan shall be deemed to be secured by any pledge or other encumbrance on any assets of the Company. The Company shall not be required to give any security or bond for the performance of any such obligations.

(c)	No Employment Agreement. This Plan does not constitute a contract of employment or continued service, and selection as a Participant will not give any person the right to be retained in the employ or service of the Company or a Subsidiary, nor any right or claim to any benefit under this Plan, unless such right or claim has specifically accrued under the terms of this Plan.

Section 7.  Effective Date of the Plan

The Plan shall be effective as of the date of its approval by the shareholders of the Company.
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Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

1. Election of	01 Martin Emerson	04 Richard Nigon	06 Howard Root	☐ Vote FOR all nominees	☐ Vote WITHHELD
directors:	02 John Erb	05 Paul O’Connell	07 Jorge Saucedo	(except as marked)	from all nominees
03 Richard Kramp

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To approve the Vascular Solutions, Inc. 2014 Qualified Performance-Based Compensation Plan.	☐ For	☐ Against	☐ Abstain
3.
To approve, on an advisory basis, the compensation of Vascular Solutions’ named executive officers, as described in the Compensation Discussion and Analysis section, and the other tabular and narrative disclosure regarding such compensation, set forth in the Proxy Statement for the 2014 Annual Meeting of Shareholders.
		☐ For	☐ Against	☐ Abstain

4.	To ratify the selection of Baker Tilly Virchow Krause, LLP as independent auditor of the Company for the year ending December 31, 2014.	☐ For	☐ Against	☐ Abstain

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis- trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, April 30, 2014
1:30 p.m.

Crowne Plaza Minneapolis West
3131 Campus Drive
Plymouth, MN 55441

Vascular Solutions, Inc. 6464 Sycamore Court North Minneapolis, MN 55369	Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 30, 2014.

The shares of stock you hold will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Howard Root and James Hennen, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.